Exhibit 8.1

190 East Capitol Street, Suite 800 (39201) P.O. Box 427 Jackson, Mississippi 39205-0427 601-949-4900 Fax 601-949-4804 www.joneswalker.com

November 30, 2016

Ladies and Gentlemen:

We have acted as counsel to The First Bancshares, Inc., a Mississippi corporation (“First Bancshares”), and The First, A National Banking Association (“The First”), in connection with the merger of Gulf Coast Community Bank, a Florida banking corporation (“Gulf Coast”) with and into The First, with The First being the surviving company (the “Merger”), pursuant to the Agreement and Plan of Merger dated as of October 12, 2016 (the “Agreement”) by and among First Bancshares, The First and Gulf Coast. The First is a wholly owned subsidiary of First Bancshares.

At your request, we are rendering our opinion as to the material United States federal income tax consequences of the Merger. Capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness, both initially and continuing as of the Effective Time, of certain statements, representations, covenants and agreements made by First Bancshares, The First and Gulf Coast, including factual statements and representations set forth in letters dated the date hereof from officers of First Bancshares, The First and Gulf Coast (the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by First Bancshares, The First and Gulf Coast, including those set forth in the Representation Letters.

Alabama ▪ Arizona ▪ District of Columbia ▪ Florida ▪ Georgia ▪ Louisiana ▪ Mississippi ▪ New York ▪ Ohio ▪ Texas

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Agreement will be consummated in accordance with the Agreement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement on Form S-4 of First Bancshares, including the proxy statement/prospectus forming a part thereof, is our opinion of the United States federal income tax consequences of the Merger under current United States federal income tax law.

Except as expressly set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jones Walker L.L.P.